Exhibit 10.2
COAL TRANSPORTATION AGREEMENT
     THIS AGREEMENT, is entered into as of this 10th day of July, 1981, between THE MONTANA POWER COMPANY (“Montana”), a Montana corporation of Butte, Montana, and PUGET SOUND POWER & LIGHT COMPANY (“Puget”), a Washington corporation of Bellevue, Washington, and Puget Colstrip Construction Company (“PCCC”), a Washington corporation of Bellevue, Washington, and THE WASHINGTON WATER POWER COMPANY (“Water Power”), a Washington corporation of Spokane, Washington, and PORTLAND GENERAL ELECTRIC COMPANY (“Portland”), an Oregon corporation of Portland, Oregon, and PACIFIC POWER & LIGHT COMPANY (“Pacific”), a Maine corporation of Portland, Oregon, and BASIN ELECTRIC POWER COOPERATIVE, a North Dakota cooperative corporation of Bismarck, North Dakota (“Basin Electric”); and WESTERN ENERGY COMPANY, a Montana corporation of Butte, Montana (“Western”). Montana, Puget, PCCC, Water Power, Portland, Pacific, and Basin Electric are sometimes herein referred to collectively as “Plant Owners” and individually as “Plant Owner.”
RECITALS
     A. Plant Owners will construct, own and operate a coal fired steam-electric generating plant near Colstrip, Montana, consisting of two 700 megawatt nominal rating generating units known as Colstrip Units #3 and #4 (the “Generating Plant”). The first unit is planned to be in commercial operation on or about January 1, 1984, and the second on or about January 1, 1985.
     B. Pursuant to the Ownership and Operation Agreement of Colstrip Units #3 & #4 (the “Ownership Agreement”) entered into as of May 6, 1981, by the Plant Owners, each Plant Owner has an initial share (as the same may be changed pursuant to the Ownership Agreement, “Project Share”) of the Generating Plant as follows:

Montana	27.9%
Puget/PCCC	23.25%
Portland	18.6%
Water Power	13.95%
Pacific	9.3%
Basin Electric	7.0%
     C. Plant Owners and Western have entered into a Coal Supply Agreement dated July 2, 1980 (as amended, the “Coal Contract”) for the sale and delivery of coal for the Generating Plant. Pursuant to Subsection 4.1 of the Coal Contract, coal sold under the Coal Contract will be delivered to Plant Owners at the western end of the coal Conveyor system (as the same may be extended from time to time, the “Point of Delivery”) to be constructed by Western for the transport of coal from Western’s mining area known as Area C (“Area C”) to the Generating Plant. The Point of Delivery shall initially be located near the eastern boundary of Area C approximately 4.46 belt miles west of the Generating Plant as shown on Exhibit 1 to the Coal Contract.
     D. The parties desire to establish terms and conditions relating to the transportation of coal from the Point of Delivery to Generating Plant.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein stated, and the performance thereof, the parties hereto agree as follows:
1 — TRANSPORTATION OF COAL
     1.1 Western shall transport all coal sold under the Coal Contract from the Point of Delivery to the Generating Plant. As used elsewhere in this Agreement, the word “transport” means transport from the Point of Delivery to the Generating Plant.
     1.2 Without limiting the generality of Subsection 1.1, Western shall design, construct, own, operate and maintain a coal Conveyor system (as the same may be extended from time to time, the “Conveyor”) for the transport of coal sold under the Coal Contract (“Contract Coal”). The Conveyor from the Generating Plant to the initial Point of Delivery shall be constructed along the route shown on Exhibit 1 to this Agreement and shall be extended only with the prior written consent of Plant Owners. Western agrees to extend its best effort to complete construction of the Conveyor from the Generating Plant to the initial Point of Delivery no later than July 1, 1983.
     1.3 Western shall not use any means other than the Conveyor to transport Contract Coal, except to the extent that use of such other means is required:
(a)	as a result of damage, malfunction or inoperability of the Conveyor;

(b)	to perform necessary maintenance or repair of the Conveyor;

(c)	to transport initial quantities of coal if construction of the Conveyor is not completed by July 1, 1983; or

(d)	by written direction given to Western by Plant Owners.
In the event Western is unable to transport coal by means of the Conveyor for these reasons, and if alternate means of transportation are reasonably available, Plant Owners agree to include the costs associated with the alternate means of transportation in the calculation of the cost reimbursement charge provided for, in Subsection 5.4 herein. Western agrees to extend its best efforts to transport coal by an alternate means of transportation in the event it is required.
     1.4 Western shall not, without the prior written consent of the Plant Owners, use the Conveyor for any purpose other than to transport Contract Coal.
2 — TERM
     2.1 This Agreement shall be effective and binding when executed by Montana, Puget, PCCC, Water Power, Portland, Pacific and Western and shall be effective and binding as to Basin Electric only when executed by Basin Electric. This agreement shall continue for so long as the Coal Contract continues.

     2.2 Transportation of coal under this Agreement is expected to begin on or about July 1, 1983.
     2.3 If the Plant Owners require coal transportation service from Area C to the Generating Plant after expiration of the Coal Contract, this Agreement will be extended on terms mutually agreeable to Western and the Plant Owners, reflecting then existing conditions.
3 — QUANTITY AND SCHEDULING
     3.1 At least ninety (90) days prior to the estimated date of the initial testing of the first unit of the Generating Plant, Plant Owners shall notify Western, pursuant to Subsection 3.1 of the Coal Contract, of the amount of coal Plant Owners will require for testing and for the coal storage pile for the Generating Plant. Western shall transport such amount of coal within sixty (60) days after the receipt of such notice.
     3.2 At least thirty (30) days prior to the estimated date of the commencement of operations of the first unit of the Generating Pant, Plant Owners shall notify Western, pursuant to Subsection 3.2 of the Coal Contract, of the amount of coal Plant Owners will require from such date of commencement of operations until the date that transport of coal commences pursuant to Subsection 3.5. Western shall transport said coal as requested by Plant Owners during such period. For the purposes of this section, “date of commencement of operations” shall be the date determined by Plant Owners with respect to each unit.
     3.3 At least ninety (90) days prior to the estimated date of initial testing of the second unit of the Generating Plant, Plant Owners shall notify Western, pursuant to Subsection 3.4 of the Coal Contract, of the amount of additional coal Plant Owners will require for testing and for the coal storage pile for the Generating Plant. Western shall transport such amount of coal within sixty (60) days of the receipt of such notice.
     3.4 At least thirty (30) days prior to the estimated date of the commencement of operations of the second unit of the Generating Plant, Plant Owners shall notify Western, pursuant to Subsection 3.5 of the Coal Contract, of the amount of coal Plant Owners will require from such date of commencement of operations until the date that transportation of coal commences pursuant to Subsection 3.6. Western shall transport said coal as requested by Plant Owners during such period.
     3.5 During the period from the date of commencement of operations of the first unit of the Generating Plant until the date of commencement of operations of the second unit of the Generating Plant, Western’s obligation will be to transport the Plant Owners’ coal requirements as specified in purchase orders under Subsection 3.3 of the Coal Contract.
     3.6 Upon the date of commencement of operations of the second unit of the Generating Plant, Western’s obligation will be to transport the Plant Owners’ requirements as specified in purchase orders under Subsections 3.4 and 3.6 of the Coal Contract.
     3.7 Western and the Plant Owners shall, to the extent reasonably feasible, cooperate in scheduling daily, weekly and monthly coal transportation in order to accommodate Plant

Owners’ changing fuel requirements. Said parties shall also cooperate in the same manner in notifying each other in advance of scheduled outages or downtime in order to avoid unnecessary inconvenience and delay and to facilitate efficient use of said downtime by each party and to the extent reasonably possible to assure Plant Owners of an opportunity to increase its stock pile of coal for use during downtime of the Conveyor. Subject to these reciprocal obligations, Western shall maintain the capability of making continuous coal deliveries to Plant Owners within the design limitations of Plant Owners’ coal receiving facilities.
4 — WEIGHING
All coal transported hereunder shall be weighed pursuant to Subsection 4.2 of the Coal Contract and these weights shall be used for billing purposes under this Agreement.
5 — BASE PRICE AND PAYMENT
     5.1 The Base Price to be paid by the Plant Owners for the transportation of coal by Western hereunder shall be the price computed from the sum of (a), (b), and (c), and reduced by (d), in this Subsection:
          (a) Fixed Charge — An annual charge for depreciation, reimbursement of property tax and overhead costs associated with the Conveyor;
          (b) Cost Reimbursement Charge — A per ton charge for the actual costs to operate and maintain the Conveyor and to transport coal under this Agreement by means other than the Conveyor; and
          (c) Fee — Operating Profit — A per ton charge as an operating profit for the construction, Ownership, operation and maintenance of the Conveyor; less
          (d) Revenue Credit — A monthly credit for any revenues received on account of uses of the Conveyor for purposes other than to transport Contract Coal.
     5.2 The Fee — Operating Profit and the depreciation and property tax components of the Fixed Charge to be included in the Base Price shall be calculated from Western’s actual initial investment in the Conveyor. Western’s actual initial investment shall include the following expenditures reasonably incurred by Western to construct the Conveyor from the Generating Plant to the initial Point of Delivery:
          (a) All expenditures for right-of-way acquisition for the Conveyor, excluding expenditures for land and/or lease rights made by Western prior to January 1, 1981;
          (b) All expenditures for preliminary investigation and development costs, architectural and engineering fees and expenses, contractors’ fees, labor, materials, equipment and supplies, operator and other personnel training, testing, permits and license fees and costs, legal costs, permitting costs, and all other costs properly allocable to construction of the Conveyor;

          (c) All expenditures for insurance and interest during construction associated with the construction of the Conveyor; and
          (d) All expenditures for any modification to Western’s facilities in mining Areas A, B or E of its Rosebud Mine which are required by any state or federal agencies as a condition or stipulation of approval of the permits required for the Conveyor.
On January 1, 1984, Western will provide the Plant Owners with an accounting summary of its investment in the Conveyor. The Plant Owners will have until July 1, 1984 to audit Western’s financial records and to reach agreement with Western on the actual amount of initial investment. The amount so agreed upon shall be the “Initial Investment.” For the purpose of this Agreement, regardless of the method of equipment procurement or financing used by Western (including, but not limited to, leveraged leasing), the amount of Initial Investment shall be the actual capital expenditures for the equipment dedicated by Western to the fulfillment of this Agreement.
     5.3 The Fixed Charge component of the Base Price shall be determined as follows:
          (a) The depreciation component of the Fixed Charge shall be determined from the Initial Investment by using straight line methods consistent with generally accepted industry accounting principles as recognized by Western’s independent auditors who shall be of national reputation.
          (b) The property tax component of the Fixed Charge shall be the actual ad valorem taxes paid by Western as determined by applying the then current ad valorem tax levy rate against the taxable value of Western’s property included in the Initial Investment.
          (c) The overhead component of the Fixed Charge shall be a reasonable overhead which on the date hereof is agreed to be twenty percent (20%) of the annual compensation, including payroll additives and fringe benefits, paid to Western’s employees engaged exclusively in the operation and maintenance of the Conveyor.
The Fixed Charge shall be an annual charge to be paid in monthly installments at the rate of one-twelfth (1/12) of the amount as determined herein.
     5.4 The Cost Reimbursement Charge component of the Base Price shall be the actual costs reasonably incurred by Western to operate and maintain the Conveyor or to transport coal under this Agreement by means other than the Conveyor, including the cost of all direct labor, payroll additives and fringe benefits, electric power, tools, equipment, materials and supplies, replacement spare parts, contract maintenance, bonds and permits, insurance, and other expenses directly attributable to the operation of the Conveyor and all taxes of whatever kind (except taxes imposed on or measured by net income) paid by Western as a result of owning or operating the Conveyor; provided, however, that the Cost Reimbursement Charge shall not include any cost or expense included in (or taken into account in computing) any other component of the Base Price. For example, the Cost Reimbursement Charge shall not include any expenditure included in the Initial Investment, ad valorem taxes, overhead or investment described in Subsection 6.2 or 6.4.

     5.5 The Fee — Operating Profit component of the Base Price shall be determined in the following manner: The amount of Initial Investment shall be divided by the maximum annual tonnage to be transported (i.e.: 6,000,000 tons). The quotient thus obtained shall be multiplied by twenty nine and one-half percent (29.5%) to obtain the Fee — Operating Profit amount of the Base Price.
     5.6 The Revenue Credit for any month shall be equal to the amount of any revenues received during such month on account of uses of the Conveyor for purposes other than to transport Contract Coal.
     5.7 Notwithstanding any other provision of this Agreement to the contrary, the Base Price under this Agreement shall not include any charge or amount for any cost or expense included in, or taken into account in the determination of, the Base Price for coal delivered under the Coal Contract.
     5.8 Within fifteen (15) days after the end of each calendar month after the later of July, 1983 or the month during which the construction of the Conveyor is completed, Western shall submit to each Plant Owner an invoice for such Plant Owner’s share of the Base Price equal to:
where:

FC	=	Fixed Charge

CRC	=	Cost Reimbursement Charge

FOP	=	Fee — Operating Profit

RC	=	Revenue Credit

PS*	=	such Plant Owner’s Project Share

POT**	=	the number of tons of Contract Coal transported under this Agreement for such Plant Owner during the applicable month

TT**	=	the total number of tons of Contract Coal transported for all Plant Owners during the applicable month

*	The Plant Owners will promptly notify Western of any change in any Plant Owner’s Project Share pursuant to the Ownership Agreement.

**	For purposes of determining each Plant Owner’s share of the Cost Reimbursement Charge for any month during which no Contract Coal is transported hereunder, each Plant Owner shall be deemed to have had transported its Project Share of one (1) ton.

Each Plant Owner shall pay its share of the Base Price to Western, at its office at 107 East Granite, Butte, Montana 59701, within fifteen (15) days after such Plant Owner’s receipt of Western’s invoice thereof. Each of Western’s invoices shall be supported by such receipts, documents and other information as any Plant Owner may reasonably request.
     5.9 The Base Price to be computed under the provisions of this section may not be accurately calculated until July 1, 1984. Transportation of coal is expected to begin approximately one (1) year earlier. Western and the Plant Owners shall mutually agree on a price to be charged for coal transported during this interim period and the price will be adjusted to the actual Base Price.
     5.10 At the end of each calendar year beginning with 1986, if the tonnage of coal transported by Western is less than the “Minimum Annual Tonnage,” as that term is defined in Subsection 7.8(a) of the Coal Contract (as adjusted for force majeure, if any) Plant Owners shall pay Western, in addition to the Base Price for all coal transported during that calendar year, the Fee — Operating Profit component of the Base Price for the number of tons not transported below the Minimum Annual Tonnage.
     5.11 This Section 5 “Base Price and Payment” and Section 6 “Price Changes” shall be open on the 20th, 25th and 30th anniversary dates of this Agreement for a renegotiation of Base Price and for such revisions to the adjustment provisions of Section 6 as are necessary in order to update the adjustment provisions to the effective date of the renegotiated Base Price. In the event the parties are unable to agree upon a revised Base Price or upon such revisions of the provisions for adjustment within six (6) months after any such anniversary date, the Base Price and necessary revisions to the adjustment provisions shall be determined by arbitration pursuant to Section 11 hereof. Any price so determined by arbitration shall be made effective as of the applicable anniversary date.
6 — PRICE CHANGES
     6.1 Prior to the beginning of each calendar year beginning with 1986, Western shall notify the Plant Owners of Western’s best estimate of the Base Price to be charged for the transportation of coal in the ensuing year.
     6.2 The Depreciation component of the Fixed Charge component of the Base Price shall be adjusted from time to time to reflect changes in Western’s capital investment properly allocable to transporting coal under this Agreement. These adjustments shall be made using straight line methods consistent with generally accepted industry accounting principles as recognized by Western’s independent auditors.
     6.3 The Property Tax component of the Fixed Charge component of the Base Price shall be adjusted from time to time to reflect changes in actual ad valorem taxes paid by Western Energy on any property properly allocable to transporting coal under this Agreement.
     6.4 The Fee — Operating Profit component shall be adjusted in the event Western is required to make a substantial investment to extend the Conveyor or modify the Conveyor to correct design deficiencies. For the purpose of this section, a substantial investment shall be defined as an investment of at least five percent (5%) of the Initial Investment cost of the Conveyor, except that in the event additional right-of-way acquisition costs are encountered after the construction of the Conveyor, any such cost so encountered shall be defined as substantial and will require an adjustment of the Fee -Operating Profit component of the Base Price. In the event Western is required to make a substantial additional investment, the amount of such investment, as certified by the Plant Owners’ audit, shall be divided by the maximum annual tonnage to be transported (i.e.: 6,000,000 tons). The quotient thus obtained shall be multiplied by twenty-nine and one-half percent (29.5%) to obtain the additional Fee – Operating Profit that shall be added to the Base Price, effective on the date the substantial additional investment is made.
     6.5 Nothing contained in this Section 6 shall be construed as authorizing, or providing for revisions of the Base Price based on changes in federal, state or local taxes imposed on or measured by net income.
     6.6 The Base Price shall also be revised to compensate for the effects of inflation and/or deflation on Western’s profit per ton under this Agreement as follows:
          (a) For the purpose of computing such revision, the parties will use the Consumers Price Index (as issued by the United States Department of Labor, Bureau of Labor Statistics) on the adjusted base that the average cost of all items therein for the year 1967 = 100, and, if said base is revised or a new base adopted for said Index, then the revised or new Index must be adjusted to said base of 1967 = 100. The index number for all items in said Index for June, 1983, or the month in which the construction of the Conveyor is complete, whichever is later, is not yet available from the Federal Government, but this index number, when available, shall be used as the basis for computing the amount of any such revisions; and
          (b) Whenever a change occurs from said index number, the Fee -Operating Profit (5.1(c)) shall be increased or decreased by an inflation/deflation adjustment factor which will increase or decrease the Base Price per ton for each one point change above or below said index number. Such adjustment shall be made as of March 1 and September 1 of each year or whenever the Consumers Price Index changes by one (1) full point, whichever occurs first.
          (c) The inflation/deflation adjustment factor shall be determined by dividing the Fee - Operating Profit component of the Base Price, as determined in accordance with Subsection 5.5 herein, by the Consumers Price Index value for the month specified in Subsection 6.6(a). The quotient obtained thereby, expressed as a four (4) decimal dollar value, shall be the adjustment factor to be used in Subsection 6.6(b).
          (d) In the event that the Fee — Operating Profit is increased in accordance with the provisions of Subsection 6.4 herein, an additional inflation/deflation adjustment factor to be applied to such increase will be computed in a manner similar to that provided for in Subsection 6.6(c) above, except that the additional inflation/deflation adjustment factor shall be based on the Consumers Price Index published for the month in which the required substantial investment is made.

It is further agreed that if and when said Consumers Price Index has increased by one hundred percent (100%) or more from the index number for the month specified in Subsection 6.5(a) or has decreased by fifty percent (50%) or more from said index number for such month then for the purposes of this Agreement, either party may notify the other that it believes an unusual condition may have occurred and a gross inequity may have resulted. If a gross inequity has occurred as the result of such unusual condition, the parties agree to negotiate a new Base Price and provisions for adjustments for cost changes in order to remedy such gross inequity. Each party hereto shall, in the case of gross inequity, furnish the other with whatever documentary evidence may be requested in effecting a fair settlement of such gross inequity.
7 — FACILITY DESIGN
     Western shall develop a design and budget for the Conveyor, including a route lay-out, equipment selection, structure design and location, and identify any necessary ancillary structures and equipment, consistent with good engineering practices as observed in the industry. Western and the Plant Owners shall cooperate in establishing the location and design of the interface facilities at the terminus of the Conveyor. Within sixty (60) days after the date of this Agreement. Western shall submit the proposed design and budget to the Operator of the Generating Plant described in Section 15 of this Agreement. The Operator shall coordinate the review and approval of the Conveyor design and budget by the Plant Owners. The Plant Owners, through the Operator of the Generating Plant, shall perform and conduct their review in an expedient manner in order to avoid delays to either the permitting or construction of the Conveyor. The final design and budget for the Conveyor shall be subject to the approval of Western and the Plant Owners.
8 — FORCE MAJEURE
     8.1 If, because of force majeure, any party shall be unable to carry out any of its obligations under this Agreement, then the obligations of such party shall be suspended to the extent made necessary by such force majeure. The party affected by force majeure shall give notice to the other parties as promptly as practicable of the nature and probable duration of such force majeure. The term “force majeure” shall mean acts of God, legislation or lawful regulations of any governmental body, court orders, acts of the public enemy, riots, strikes, labor disputes, labor or material shortages, fires, explosions, floods, breakdowns of or damage to plants, mines, transmission lines, equipment or facilities, interruptions in transportation, embargoes, or other causes of similar nature which wholly or partially prevent the transportation of Contract Coal by Western, the receiving or consuming of Contract Coal by Plant Owners, or the operation of the Generating Plant. Plant Owners and Western shall use all reasonable means of preventing the occurrence of any of the foregoing. Nothing contained herein shall be construed so as to require a party to settle any strike or labor dispute in which it may be involved. Any party rendered unable to fulfill any obligation by reason of force majeure shall exercise due diligence to remove such inability with all reasonable dispatch.
     8.2 If the Generating Plant is rendered inoperable as the result of physical damage, legislation or lawful regulation of governmental body, court order or other causes of a similar nature that prevent further operation of the Generating Plant, and if the Plant Owners have notified Western in writing that the Generating Plant will not be restored, rebuilt or otherwise made operable, then Western’s obligation to transport coal under this Agreement and Plant Owners’ obligation to use and pay for the Conveyor (including, but not limited to, payment of the Fixed Charges described in Section 5) shall terminate as of the date provided in the notice; provided, however, that the Plant Owners shall be liable to Western for any loss (other than loss of profits) sustained by Western as a result of such termination, and Western shall use all reasonable efforts to minimize any such loss.
9 — WAIVERS AND REMEDIES
     9.1 The failure of any party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or take advantage of its right hereunder shall not be construed as a waiver of any such provisions or their relinquishment of any such right, but the same shall continue and remain in full force and effect.
     9.2 No default of any party to this Agreement in the performance of any of its covenants or obligations hereunder which, except for this provision, would be the legal basis for rescission or termination of this Agreement by any other party hereto, shall give or result in such a right unless and until the party committing such default shall fail to correct the default within sixty (60) days or within a reasonable time if not correctable within sixty (60) days after written notice of claim of such default and a statement setting forth the nature thereof are given to such defaulting party by the party claiming such default.
     9.3 (a) In the event of the occurrence of one or more of the following events which materially and adversely affect or will affect the ability of Western to perform hereunder as agreed, Plant Owners shall have the rights set forth in Subsection 9.3 (b) which rights shall be in addition to all other rights or remedies provided Plant Owners at law or in equity in the event of a default by Western:
          (1) Western defaults in the performance of any of its obligations hereunder, which default adversely affects, or will adversely affect, the transportation by Western of coal to Plant Owners in the required quantity;
          (2) Western becomes insolvent, or becomes the subject of a petition in bankruptcy, either voluntarily or involuntarily, or any other proceeding in the Federal Bankruptcy Laws; or is named in, or Western’s coal mine, buildings, equipment of other facilities are subjected to, a suit for an appointment of receiver;
     (3) Western becomes delinquent in the performance of any financial obligation; or
     (4) Western commits an anticipatory breach of any of its obligations hereunder.
     Western agrees to promptly notify Plant Owners of any default, financial delinquency or claimed delinquency, insolvency, or anticipated breach as described above.

          (b) In the event of any occurrence of any of the items set forth in (a) above, Plant Owners jointly and severally shall have all of the following rights, in addition to those provided at law or in equity:
          (1) To pay any financial obligations of Western and to recover the amounts of such payments from Western or offset them against any amounts due from any Plant Owner to Western;
          (2) To require that Western furnish evidence, in a form satisfactory to Plant Owners, of financial capability to perform its obligations under this contract;
          (3) To take over the operation of the Conveyor; to take immediate possession of all of Western’s buildings, facilities and equipment used for the transportation of coal hereunder; to acquire all of Western’s interest in said buildings, facilities and equipment at their depreciated book cost, but not exceeding the fair value of such buildings, facilities and equipment in place, which acquisition shall be subject to any liens or encumbrances of record; and
          (4) To require Western to invite bids from qualified operators to operate the Conveyor and perform the obligations of Western under this Agreement for the remainder of its term.
10 — SUCCESSORS AND ASSIGNS
     10.1 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement may be assigned and transferred by the Plant Owners only as set forth in Subsection 10.2 herein and may be assigned and transferred by Western only as set forth in Subsection 10.3 herein, and not otherwise.
     10.2 The undivided interest of Plant Owners, or any of them, in this Agreement or any part thereof may be transferred or assigned to a third party only in conjunction with an assignment or transfer to said third party by Plant Owners, or any of them, of a portion or all of its interest in the Coal Contract.
     10.3 Western’s interest in this Agreement may be transferred or assigned to a third party only in conjunction with the assignment or transfer to said third party of (a) Western’s entire Ownership and operating interests in the Conveyor, and (b) Western’s entire interest in the Coal Contract. Such an assignment or transfer may be made by Western only after Western has first offered to transfer its interest in this Agreement to the Plant Owners for the amount of and on terms not less advantageous than those of a bona fide offer from a buyer able and willing to purchase Western’s interest. Western shall advise Plant Owners, in writing, of the name of the proposed buyer, the proposed purchase price, the terms of sale and of such other information as may be necessary in order for Plant Owners to properly evaluate the offer. Plant Owners shall have three (3) months after the written notice from Western to elect to exercise the right to purchase. If Plant Owners elect not to purchase Western’s Ownership interests in the coal Conveyor system, then Western may assign or transfer its interest in this Agreement to the person named in the notice to Plant Owners (“third party transferee”), which assignment or transfer shall be made subject to the following conditions:
          (a) The assignment or transfer to the third party transferee must be completed within one (1) year from the date of the notice to Plant Owners.
          (b) As a condition of the assignment or transfer, the third party, transferee must agree to be bound by each and every term and condition of this Agreement, including the restriction on transfers and assignments.
          (c) The transfer or assignment to the third party transferee shall not directly or indirectly result in an increase in any of the costs included in, or taken into account in the determination of, the Base Price. Without limiting the generality of the foregoing, the following shall apply: If the third party transferee’s costs are higher than Western’s costs for the same items, then the third party transferee shall absorb the difference in costs and any adjustment thereafter in the Base Price shall be based upon any subsequent changes in third party transferee’s costs; the third party transferee shall maintain the same depreciation basis and rates with respect to any transferred property as that maintained by Western; and any increase in ad valorem or other taxes resulting or based upon the transfer shall be absorbed by the third party transferee and thereafter any adjustments in the Base Price with respect to ad valorem taxes on transferred property shall be based upon subsequent changes in third party transferee’s costs.
     (d) Prior to the transfer, the third party transferee shall furnish evidence satisfactory to Plant Owners of its financial capability to perform under this contract and shall furnish, if requested by Plant Owners, a bond in form satisfactory to Plant Owners guaranteeing to Plant Owners that the third party transferee will perform each of the terms and conditions of this Agreement and will meet all of its financial obligations as required.
11 — ARBITRATION
     Any controversies between the parties hereto arising out of or relating to this Agreement or the breach thereof which cannot be resolved by negotiations within thirty (30) days after notice by either party to the other shall be submitted to an Arbitrator, competent and experienced in coal industry accounting and operations. If the parties cannot mutually agree upon such Arbitrator, then upon petition of either party, such Arbitrator shall be appointed by the senior United States Judge for the District of Montana. The arbitration shall be conducted under the rules of the American Arbitration Association. The Arbitrator shall render his decision in writing not later than thirty (30) days after the matter has been submitted ‘to him, and such decision shall be conclusive and binding upon the Plant Owners and Western. Western and Plant Owners shall each bear one-half the cost of the Arbitrator.
12 — LAW GOVERNING CONSTRUCTION OF CONTRACT
     This contract shall be subject to and governed by the law of the State of Montana, irrespective of the fact that one or more of the parties is now or may become a resident of a different state.

13 — NOTICES AND REPORTS
     All notices or reports provided for under this Agreement shall be in writing and shall be sent by United States mail, postage prepaid, and properly addressed:
(a)	If to Plant Owners,

Puget Sound Power & Light Company/PCCC Puget Power Building Bellevue, Washington 98009

The Washington Water Power Company 1411 East Mission P. O. Box 3727 Spokane, Washington 99220

Portland General Electric Company 121 S. W. Salmon Portland, Oregon 97204

Pacific Power & Light Company Public Service Building 920 S. W. Sixth Avenue Portland, Oregon 97204

The Montana Power Company 40 East Broadway Butte, Montana 59701

Basin Electric Power Cooperative 1717 East Interstate Avenue Bismarck, North Dakota 58501

(b)	If to Western,

Western Energy Company 107 East Granite Street Butte, Montana 59701
14 — RECORDS TO BE KEPT
     14.1 Western will keep accurate and satisfactory records and books of account showing all costs, payments, price revisions, adjustments, credits, debits and all other data required for the purposes of this Agreement. Whenever the Base Price is revised in accordance with the provisions of Section 6, and at any other time upon fifteen (15) days notice from Plant Owners, or any of them, Western shall furnish or cause to be furnished to such Plant Owners a detailed statement showing Western’s Base Price as revised and the basis for the revisions to be made. If any such statement discloses that any error has occurred and that, as a result thereof, an overpayment or an underpayment has been made, the amount thereof plus interest, at the rate of 1 1/2% per month or the highest lawful rate, whichever is lower, shall promptly be paid to the party to whom it is owed by the other party.
     14.2 Western and Plant Owners shall have the right at all reasonable times to examine the records kept by the other concerning this Agreement, including weights of the coal transported hereunder.
15 — AGENT OF PLANT OWNERS
     The parties hereto acknowledge that Plant Owners are a party to an agreement entitled Ownership and Operation Agreement Colstrip Units #3 and #4, dated May 6, 1981 which agreement names The Montana Power Company as the operator of the Generating Plant. Western herein, therefore, agrees to recognize Montana as the operator of the Generating Plant and as the agent of Plant Owners thereunder for purposes of scheduling, transportation and deliveries of coal and the giving of notices herein mentioned respecting all coal transported under this Agreement until such time as Plant Owners, in writing, designate a new or different agent. Nothing herein shall prevent any Plant Owner from acting on its own behalf respecting coal transportation hereunder providing it first notifies, in writing, the other parties of its intention to do so.
16 — PERPETUITIES
     If the duration of any term or condition of this Agreement shall be subject to the rule against perpetuities or a similar or related rule, then the effectiveness of such term or condition shall not extend beyond (a) the maximum period of time permitted under such rule, or (b) the specific applicable period of time expressed in the Agreement, whichever is shorter. For purposes of applying the rule against perpetuities or a similar or related rule the measuring lives in being shall be those of the officers of Plant Owners, respectively, listed by name on the Schedule of Officers of the annual reports of the respective Plant Owners, FERC Form 1, filed with the Federal Energy Regulatory Commission for the year ended on December 31, 1980, together with all those officers’ children that are living on the date of execution of this Agreement. As used in this paragraph the word “children” shall have its primary and generally accepted meaning of descendants of the first degree.
17 — COMPLIANCE
     Western shall comply with all applicable laws and regulations in its performance of this contract.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in several counterparts, by their respective corporate officers thereunto duly authorized, as of the day and year first above written.

“PLANT OWNERS”		“WESTERN”

PUGET SOUND POWER & LIGHT COMPANY		WESTERN ENERGY COMPANY

By:	/s/ D. H. Knight	By:	/s/ Martin A. White

ATTEST:		ATTEST:

By:	/s/ W. E. Watson	By:	/s/ T. O. McElwain

	(SEAL)		(SEAL)

PUGET COLSTRIP CONSTRUCTION COMPANY

By:	/s/ D. H. Knight

ATTEST:

By:	/s/ W. E. Watson

(SEAL)

WASHINGTON WATER POWER COMPANY

By:	/s/ H. W. Harding

ATTEST:

By:	/s/ R. L. Strenge

(SEAL)

[Map Graphic Intentionally Omitted]